Exhibit 10.18




June 4, 2003

United States Recycling, Ltd.
P.O. Box 267145
Weston, FL 3326

Dear Elan:

         This letter will confirm our understanding regarding the modifications of the existing Agreement dated February 20, 2003 between Titan Technologies, Incorporated ("Titan") and United States Recycling, LLC (`United") (the "Agreement") and the License Agreement dated February 20, 2003 between Titan Technologies, Incorporated and United States Recycling, LLC (the "License Agreement") based upon Titan's redesign of its proposed Bay City, Texas plant based upon the latest optimization tests performed by Titan and as confirmed by Joseph G. Munisteri, P.E..

         1. United Recycling , LLC has determined that it wishes to modify its plans for construction of the Bay City, Texas plant ("Plant") from one processing train to two processing trains with a total production capacity rated to process up to Three Hundred (300) Tons of shredded tires per day.

         2. Accordingly the parties agree to modify the Agreement and License Agreement by deleting the existing Article I.B. of the Agreement and Article V. License Fee and Production Royalty Payments of the License Agreement in their entirety and replacing them with the following provisions:

         The licensing fee for the two trains at the Plant will be $2,000,000, payable as follows:

                  (i) The parties acknowledge payment of $10,000.00 by United.

                  (ii) United will pay $330,000 to Titan upon completion and funding of United's financing for the Bay City, Texas Plant("Plant").

                  (iii) United will pay $330,000 to Titan upon commencement of construction of the Plant.

                  (iv) United will pay $330,000 to Titan upon start-up and commissioning of the Plant.

                  (v) The remaining $1,000,000 will be payable by United Recycling to Titan out of production royalties as stated below.

                  Production Royalties: Production royalties shall commence beginning the month after start-up and commissioning of the Plant.

                  (i) United Recycling and Titan will independently monitor and confirm the total tonnage of shredded tires processed each day of operation of the Plant.

                  (ii) The production royalty per ton for shredded tires processed in the Plant prior to the time United Recycling has paid in full the second $1,000,000 of the licensing fee will be as follows:

                           (a) For up to an average daily tonnage of shredded
                  tires processed of 150 tons per day, the production royalty will be $4.00 per ton.

                           (b) For average daily tonnages in excess of 150 tons
                   per day, the production royalty will be $8.00 per ton.

                   (iii) The production royalty per ton for shredded tires processed in the Plant after United has paid in full the second $1,000,000 licensing fee will be $4.00 per ton.

                           In addition we agree to add language to Article I.D.
                  of the Agreement to cap the total costs for the two Titan technical personnel at $200,000.

                           If you agree that the above letter expresses our
                  understanding, please confirm by your signature in the space provided below.

                  Sincerely,


                  Ron Wilder,
                  President

                           On behalf of United States Recycling, Ltd., I, Elan
                  Sassoon confirm that the letter above expresses the agreement by United States Recycling, Ltd. and Titan to amend the existing Agreement and License Agreement dated February 20, 2003 between Titan Technologies, Incorporated and United States Recycling, LLC.


                  ---------------------------
                  Elan Sassoon, President